ACREAGE EARNING AGREEMENT

BETWEEN

TETON ENERGY CORPORATION

AND

NOBLE ENERGY, INC.

DATED EFFECTIVE DECEMBER 31, 2005

Acreage Earning Agreement

This Acreage Earning Agreement (this “Agreement”), dated effective December 31, 2005 (the “Effective Time”), is by and between Teton Energy Corporation, 410 17th Street, Suite 1800, Denver, Colorado 80202 (“Teton”) and Noble Energy, Inc., 1625 Broadway, Suite 2000, Denver, Colorado, 80202 (“Noble”). Teton and Noble may be referred to individually as a “Party” or collectively as the “Parties.” The transaction contemplated by this Agreement may be referred to as the “Transaction.”

Recitals

A. Teton owns certain interests in oil and gas leases covering acreage located in Keith, Perkins, Chase and Dundy Counties, Nebraska and Sedgwick County, Colorado, all as more particularly described in Exhibits A-1 and A-2 below (collectively, the “Leases”).

B. Teton desires that Noble become a co-owner of an undivided 75% working interest (“WI”) and 60.75% net revenue interest (“NRI”) in the Leases listed on Exhibit A-1 (the “81% NRI Leases”) and an undivided 75% WI and the NRI as set forth on Exhibit A-2, proportionately reduced to the 75% WI assigned, for the Leases listed on Exhibit A-2 (with the Leases set forth on Exhibit A-2 being the “Low NRI Leases”) and the rights associated therewith (collectively, the “Assets” as defined in Section 1.1) by paying the Cash Consideration (as defined in Article 2) and drilling the “Earning Wells” as that term is defined in Section 9.1(a).

C. Noble is one of the most active operators in the Niobrara Play in Yuma County, Colorado and has drilled and currently operates over 350 oil and gas wells producing from the Niobrara Formation.

D. Noble wishes to undertake a similar Niobrara Formation exploration and development program on the Leases.

E. Noble has the financial wherewithal, technical expertise and personnel to pursue an exploration and development program on the Leases and desires to earn an undivided interest in the Leases as set forth herein by drilling the Earning Wells, all pursuant to the terms of this Agreement.

F. To accomplish the foregoing, the Parties wish to enter into this Agreement.

Agreement

In consideration of the mutual promises contained herein, $100 and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Noble and Teton agree as follows:

ARTICLE 1 Definition of the Assets

1.1 Definition of the Assets. The term “Assets” refers to an undivided 75% WI and 60.75% NRI in the oil and gas Leases listed on Exhibit A-1, and an undivided 75% WI and the NRI as set forth on Exhibit A-2, proportionately reduced to the 75% WI assigned, for the Leases listed on Exhibit A-2, of Teton’s right, title and interest in and to the following:

A. The leasehold estates created by the oil and gas leases specifically described in Exhibits A-1 and A-2 (collectively, the “Leases”), and the oil, gas and all other hydrocarbons (“Hydrocarbons”) attributable to the Leases and the lands covered thereby (the “Lands”);

B. The permits, rights-of-way and easements used in connection with the production, gathering, treatment, processing, storing, sale or disposal of Hydrocarbons or water produced from the Leases and Lands described in Subsection 1.1A.;

C. Other agreements, if any, relating to the properties and interests described in Subsections 1.1A and B and to the production of Hydrocarbons, if any, attributable to said Leases and Lands;

D. All existing and effective contracts, agreements and instruments, if any, insofar as they relate to the Leases and Lands described in Subsections 1.1A through C;

E. All proprietary seismic data and licensed seismic data covering the Leases and Land, if any, subject to applicable third-party licensing restrictions or other restrictions on disclosure or transfer; and

F. The files, records and geologic data relating to the items described in Subsections 1.1A through E maintained by Teton, but only to the extent not subject to unaffiliated third party contractual restrictions on disclosure or transfer (the “Records”).

The term “Undivided Interest in the Leases” means the interest Teton will assign to Noble in the 81% NRI Leases and the Low NRI Leases.

ARTICLE 2 Cash Consideration

2.1 Cash Consideration. At Closing, Noble agrees to pay Teton $3,000,000.00 (the “Cash Consideration”) by wire transfer of immediately available funds, as adjusted pursuant to the terms of this Agreement, less the Deposit.

2.2 The Deposit. Contemporaneously with the execution of this Agreement, Noble shall pay to Teton, in cash, an amount equal to $300,000.00 (the “Deposit” which equals 10% of the “Cash Consideration”) by wire transfer of immediately available funds. The Deposit shall be retained by Teton and credited to the Cash Consideration at Closing or, if this Agreement is terminated on or before Closing, shall be distributed or retained pursuant to Article 7.

ARTICLE 3 Due Diligence

3.1 The Records. After execution of this Agreement, Teton will make available to Noble copies of all Records in the possession of Teton related to the Assets, including, without limitation, copies of the leases and contracts affecting the Assets. Teton has not intentionally withheld from Noble, or intentionally misrepresented, in the Records or otherwise, any material information that is necessary or material to Noble’s evaluation of the Transaction. To the extent that the Records contain any interpretations of matters of fact, information, data, printouts, extrapolations, projections, documentation, maps, graphs, charts, tables, geological data, geophysical data and engineering data, Noble agrees to rely on such data, information and interpretations at its own risk.

3.2 Access to the Assets. In addition, Teton agrees to grant Noble physical access to the Assets to allow Noble to conduct, at Noble’s sole risk and expense, on-site inspections and environmental assessments of the Lands comprising the Assets. In connection with Teton granting such access to Noble, Noble represents that it is adequately insured and waives, releases and agrees to hold harmless, indemnify and defend Teton, and its respective directors, officers, shareholders, employees, agents and representatives, from and against all liabilities, obligations, claims and losses, including, without limitation, claims for injury to, or death of, persons or for physical damage to property, arising directly or indirectly from the access afforded to Noble hereunder or the physical activities of Noble on the Assets, except for claims or damages resulting from the gross negligence or willful misconduct of Teton.

ARTICLE 4 Representations of Teton

Teton represents to Noble as follows:

4.1 Existence. Teton is a corporation validly existing and in good standing under the laws of the State of Delaware and is duly qualified to own properties and carry on business in the States of Nebraska and Colorado and to hold record title to the Leases.

4.2 Due Authorization and Execution. This Agreement has been duly authorized, executed and delivered on behalf of Teton and all documents and instruments required hereunder to be executed and delivered by Teton shall have been duly authorized, executed and delivered. This Agreement does, and such documents and instruments will, constitute valid, legal and binding obligations of Teton in accordance with their terms subject to the effects of bankruptcy, insolvency, reorganization, moratorium and similar laws, as well as to principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

4.3 Power and Authority. Teton has all requisite power and authority to carry on its business as presently conducted, to enter into this Agreement on the terms described in this Agreement and to perform its other obligations under this Agreement. The consummation of the Transaction will not violate, nor be in conflict with, any provisions of (i) Teton’s governing documents, (ii) any other agreement or instrument to which Teton is a party or is bound, or (iii) any judgment, decree, order, statute, rule or regulation applicable to Teton.

4.4 Brokers’ Fees. Teton has not incurred any liability, contingent or otherwise, for brokers’ or finders’ fees relating to this Transaction for which Noble shall have any responsibility whatsoever.

4.5 Litigation. There is no action, suit, proceeding, claim or investigation by any person, entity, administrative agency or governmental body pending or, to Teton’s knowledge, threatened against it before any governmental authority that impedes or is likely to impede Teton’s ability to consummate this Transaction.

4.6 Title Matters. Teton warrants title to the Leases from and against all persons claiming by, through and under Teton, but not otherwise. Teton represents that to the best of its knowledge, the Leases are valid and in full force and effect. Teton has not received a written notice of (a) a material default under the Leases that remains uncured, or (b) a material violation of a law, rule or regulation applicable to the Leases that remains uncured. To allege a breach of this representation, Noble must show that title to 5% of the Leases has actually failed based on the opinion of title counsel, and accordingly, that Teton does not own an interest in that Lease. All Leases shall be valued at $30 per net mineral acre. The “5% of the Leases” set forth above is a threshold number, and not a deductible. Accordingly, 5% of the Leases equals 9,193 net mineral acres x $30/net mineral acres = $275,790.00. For example, if title to Leases worth $270,000.00 fails, then there will be no adjustment to the Cash Consideration, and if title to Leases worth $285,000.00 fails, the Cash Consideration would be reduced by $285,000.00, subject to the provisions of Section 7.1(c).

A. Teton represents that it has at least the NRI set forth on Exhibit A-2 for each of the Low NRI Leases.

4.7 Compliance with Laws. Teton has not received a written notice of a material violation of any statute, law, ordinance, regulation, permit, rule or order of any federal, state, tribal or local government or any other governmental department or agency, or any judgment, decree or order of any court, applicable to the Assets or operations on the Assets, which remains uncured.

4.8 Contracts and Agreements. None of the Hydrocarbons are subject to a sales contract and no person has any call upon, option to purchase or similar rights with respect to the production from the Assets. Except for the Purchase and Sale Agreement (Shallow Niobrara Gas Project) dated January 5, 2005 by and between ATEC Energy Ventures, LLC et al. as Sellers and Teton as Buyer (the “ATEC PSA,” a copy of which is attached as Exhibit F), the Assets are not subject to any area of mutual interest agreements or any farm-out or farm-in agreement under which any party thereto is entitled to receive assignments not yet made, or could earn additional assignments. None of the Assets is subject to (or has related to it) any tax partnership. Noble acknowledges the terms of the ATEC PSA and agrees to comply with those terms to the extent that they continue to affect the Assets, including without limitation, Article 5 - Area of Mutual Interest, Article 6 - Mineral Interests and Article 10 - Rentals and Obligations.

ARTICLE 5 Representations of Noble

Noble represents to Teton as follows:

5.1 Existence. Noble is a corporation validly existing and in good standing under the laws of the State of Delaware and at Closing, will be duly qualified to own properties and carry on business in the State of Nebraska and Colorado and to hold record title to the Leases prior to receiving an assignment of an interest in the Leases.

5.2 Due Authorization and Execution. This Agreement has been duly authorized, executed and delivered on behalf of Noble and all documents and instruments required hereunder to be executed and delivered by Noble shall have been duly authorized, executed and delivered. This Agreement does, and such documents and instruments will, constitute valid, legal and binding obligations of Noble in accordance with their terms subject to the effects of bankruptcy, insolvency, reorganization, moratorium and similar laws, as well as to principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

5.3 Power and Authority. Noble has all requisite power and authority to carry on its business as presently conducted, to enter into this Agreement on the terms described in this Agreement and to perform its other obligations under this Agreement. The consummation of the Transaction will not violate, nor be in conflict with, any provisions of (i) Noble’s governing documents, (ii) any other agreement or instrument to which Noble is a party or is bound, or (iii) any judgment, decree, order, statute, rule or regulation applicable to Noble.

5.4 Brokers’ Fees. Noble has not incurred any liability, contingent or otherwise, for brokers’ or finders’ fees relating to this Transaction for which Teton shall have any responsibility whatsoever.

5.5 Litigation. There is no action, suit, proceeding, claim or investigation by any person, entity, administrative agency or governmental body pending or, to Noble’s knowledge, threatened against it before any governmental authority that impedes or is likely to impede Noble’s ability to consummate this Transaction.

5.6 Securities Laws. Noble is familiar with the Assets and it is a knowledgeable, experienced and sophisticated investor in the oil and gas business. Noble understands and accepts the risks and absence of liquidity inherent in ownership of the Assets. Noble acknowledges that the Assets are or may be deemed to be “securities” under the Securities Act of 1933, as amended, and certain applicable state securities or Blue Sky laws and that resales thereof may therefore be subject to the registration requirements of such acts. The Assets are being acquired solely for Noble’s own account for the purpose of investment and not with a view to resale, distribution or granting a participation therein in violation of any securities laws.

5.7 Independent Investigation. Noble is experienced and knowledgeable in the oil and gas business and is aware of its risks. In entering into this Agreement, Noble acknowledges and affirms that it has relied and will rely solely on the terms of this Agreement and upon its independent analysis, evaluation and investigation of, and judgment with respect to, the business, economic, legal, tax or other consequences of this Transaction including its own estimate and appraisal of the extent and value of the petroleum, natural gas and other reserves of the Assets, the value of the Assets and future operation, maintenance and development costs associated with the Assets. Noble owns and operates other oil and gas properties similar in nature and kind to the Assets and is aware of the geologic factors and risks associated with operating oil and gas wells in the area of the Assets. Noble assumes the risk of drilling the Earning Wells in a timely manner and the potential variation of the cost of drilling the Earning Wells.

5.8 Due Diligence. Noble acknowledges that Teton is making the Records available to it and the opportunity to examine, to the extent it deems necessary in its sole discretion, all real property, personal property and equipment associated with the Assets. Except for the representations of Teton contained in this Agreement, Noble acknowledges and agrees that Teton has not made any representations or warranties, express or implied, written or oral, as to the accuracy or completeness of the Records or any other information relating to the Assets furnished or to be furnished to Noble or its representatives by or on behalf of Teton, including without limitation any estimate with respect to the value of the Assets, estimates or any projections as to reserves and/or events that could or could not occur, future operating expenses and future cash flow.

5.9 Financial Resources. Noble has the financial resources available to pay the Cash Consideration and to drill all of the Earning Wells in accordance with the terms of this Agreement.

ARTICLE 6 Conditions Precedent to Closing

6.1 Breaches of Representations. If one Party believes the other Party has breached a representation set forth in this Agreement, the Party alleging the breach, shall give the other Party notice of the breach on or before five days prior to Closing, together with a detailed description of the breach and supporting documentation. The Parties’ remedies for breaches of representation are set forth in Section 4.6 for that Section and generally in Sections 6.2 and 6.3 and ARTICLE 7.

6.2 Teton’s Conditions Precedent. The obligations of Teton at Closing are subject to the satisfaction or waiver at or prior to the Closing of the following conditions precedent:

A. All representations of Noble contained in this Agreement are true in all material respects (considering this Transaction as a whole) at and as of the Closing in accordance with their terms as if such representations were remade at and as of the Closing;

B. Noble has performed and satisfied all covenants and agreements required by this Agreement to be performed and satisfied by Noble at or prior to the Closing in all material respects; and

C. No order has been entered by any court or governmental agency having jurisdiction over the Parties or the subject matter of this Agreement that restrains or prohibits this Transaction and that remains in effect at the time of Closing.

6.3 Noble’s Conditions Precedent. The obligations of Noble at Closing are subject to the satisfaction or waiver at or prior to the Closing of the following conditions precedent:

A. All representations of Teton contained in this Agreement are true in all material respects at and as of the Closing in accordance with their terms as if such representations were remade at and as of the Closing;

B. Teton has performed and satisfied all covenants and agreements required by this Agreement to be performed and satisfied by Teton at or prior to the Closing in all material respects; and

C. No order has been entered by any court or governmental agency having jurisdiction over the Parties or the subject matter of this Agreement that restrains or prohibits this Transaction and that remains in effect at the time of Closing.

ARTICLE 7 Termination

7.1 Termination. This Agreement may be terminated in accordance with the following provisions:

A. by Teton if Teton’s conditions set forth in Section 6.2 are not satisfied through no fault of Teton, or are not waived by Teton, as of the Closing Date;

B. by Noble if Noble’s conditions set forth in Section 6.3 are not satisfied through no fault of Noble, or are not waived by Noble, as of the Closing Date; and

C. by either Party if the aggregate of adjustments to the Cash Consideration for breaches of representations exceeds $300,000.

7.2 Liabilities Upon Termination.

A. Noble’s Breach. If Closing does not occur because Noble wrongfully fails to tender performance at Closing or otherwise breaches this Agreement prior to Closing, and Teton is ready and otherwise able to close, Teton shall retain the Deposit as liquidated damages. The remedy set forth herein shall be Teton’s sole and exclusive remedy for Noble’s wrongful failure to close hereunder and Teton expressly waives any and all other remedies, legal and equitable, that it otherwise may have had for Noble’s wrongful failure to Close.

B. Teton’s Breach. If Closing does not occur because Teton wrongfully fails to tender performance at Closing or otherwise breaches this Agreement prior to Closing, and Noble is ready and otherwise able to close, Teton shall promptly return the Deposit to Noble immediately after the determination that the Closing will not occur and pay Noble $300,000.00 as liquidated damages for Teton’s wrongful failure to close. The remedy set forth herein shall be Noble’s sole and exclusive remedy for Teton’s wrongful failure to close hereunder and Noble expressly waives any and all other remedies, legal and equitable, that it otherwise may have had for Teton’s wrongful failure to close.

ARTICLE 8 Closing

8.1 Closing. The “Closing” of this Transaction shall be held on Friday, January 27, 2006 at the offices of Teton in Denver, Colorado, at 10:30 a.m. At Closing, the following events shall occur, each being a condition precedent to the others and each being deemed to have occurred simultaneously with the others:

A. Noble shall pay Teton $2,700,000.00 (the Cash Consideration, less the Deposit), as further adjusted pursuant to the terms of this Agreement, by wire transfer in immediately available funds to the bank account designated by Teton.

B. Noble shall provide Teton evidence that it has the insurance set forth in the applicable JOA (as defined in Section 14.1), and the necessary bonding and other documents in place to operate the Assets and drill the Earning Wells.

C. Noble and Teton each shall execute the JOA.

ARTICLE 9 The Earning Wells

9.1 Drill to Earn. After Closing, the Parties agree as follows:

A. The Earning Wells. Until March 1, 2007, Noble shall have the right to acquire an Undivided Interest in the Leases by drilling a total of 20 wells on the Lands to the Target Depth (collectively, the “Earning Wells”); such Earning Wells to be drilled under the following time table: 10 wells drilled on or before December 31, 2006, and 10 wells drilled on or before March 1, 2007. The Earning Wells shall be drilled on locations on the Lands selected by Noble within the following acreage blocks: 10 wells within the boundaries of the Grant Complex, and 10 wells within the boundaries of the Chundy Complex, as both complexes are outlined on Exhibit B.

B. Target Depth. The term “Target Depth” shall mean the depth in an oil and gas well as shown on the daily drilling reports indicating that the well has been drilled through the base of the Niobrara formation. The term “base of the Niobrara Formation” means drilling through a depth of 200 feet below the top of the Niobrara Formation as found in the Schneller 1-26 Well, NW/NW of Section 26, T10N, R39W, Perkins County, Nebraska. The day the well will be deemed to have been drilled shall be the date it reaches Target Depth, as show by the daily drilling reports.

C. Location of Each Earning Well. The Parties agree that Noble may select the physical location of the Earning Wells within the Chundy Complex and the Grant Complex.

9.2 Substitute Well. If Noble has commenced any well in accordance with this Agreement and thereafter encounters mechanical difficulties or impenetrable substances rendering further drilling of the well impractical (the “Compromised Well”), Noble will immediately plug and abandon the Compromised Well and commence the drilling of the Substitute Well within 30 days of the plugging and abandonment of the Compromised Well. In that event, the time frame within which Noble must drill the Earning Wells shall be extended by the time spent drilling the Compromised Well plus 30 days. “Commencement of Drilling” shall be the date Noble commences actual drilling operations on the well in question using a drilling rig capable to drill to Target Depth. If Noble does not commence drilling on the Substitute Well within the 30 days, the provisions of this Section shall not apply, and the time frame for drilling the Earning Wells shall not be extended.

ARTICLE 10 Well Costs for the Earning Wells

10.1 Definition of Well Costs for the Earning Wells. The term “Well Costs” for one of the Earning Wells means all of the actual costs of drilling, completing and connecting the Well to the “Production Infrastructure” as defined in Section 18.17, including without limitation, title examination, permitting the well, establishing the well location, surveying, drilling, evaluating, logging, testing, completing and equipping a well, and installing all necessary flow lines to connect the well to the Production Infrastructure.

10.2 Apportionment of Well Costs for the Earning Wells. The Parties agree that Noble shall bear 100% of the Well Costs for the Earning Wells.

10.3 Apportionment of Well Costs for the Subsequent Wells. The Parties agree to bear all of the costs associated with the drilling and completion of wells drilled after the Earning Wells (the “Subsequent Wells”) in accordance with their WI percentages in each well and the terms of this Agreement and the applicable JOA.

10.4 Apportionment of Costs for Acquisition of Additional Seismic Data. The Parties agree to bear all of the third party costs associated with acquisition of additional seismic data, and the reprocessing thereof, as follows (“Additional Seismic Costs”): If Noble chooses to acquire additional seismic data covering the Lands in connection with drilling of the Earning Wells, Noble agrees to pay 100% of the Additional Seismic Costs. After Noble has drilled all of the Earning Wells, (i) Teton agrees to reimburse Noble for an undivided 25% of such Additional Seismic Costs, such payment to be made within 30 days of Teton’s receipt of a detailed invoice for such costs and (ii) the Parties agree to bear the costs of the acquisition of additional seismic data after Noble has drilled the Earning Wells in accordance with their WI percentages as set forth in the applicable JOA. If Noble does not drill all of the Earning Wells, at Teton’s sole option, Teton may acquire all of the additional seismic data, together with any reprocessing and related information, from Noble by paying Noble 100% of the Additional Seismic Costs.

ARTICLE 11 Proceeds of Production from the Earning Wells

11.1 Noble Earning an Interest in the Assets. Prior to drilling all of the Earning Wells, as each of the Earning Wells is drilled and Noble pays 100% of Well Costs as set forth in Article 10, Noble shall own no interest in the Leases of record, but shall have the contractual right to receive the proceeds of production from Earning Wells drilled equal to Noble’s after earning interest in each of the Earning Wells - i.e., 60.75% NRI for the 81% NRI Leases and the NRI listed on Exhibit A-2 for the Low NRI Leases, proportionally reduced to the 75% WI assigned.

11.2 Proportionate Reduction. The Parties acknowledge that Teton may not own 100% of the WI in the Lands covered by the Leases, and that other third parties may own an interest in the Lands. Accordingly, if and to the extent that Teton owns less than 100% of the WI in a particular interest comprising the Assets, Teton’s interest, and the interest earned by Noble, shall be reduced proportionately. The Parties acknowledge and agree that Noble will earn an undivided interest in the Assets owned by Teton, not an undivided interest in 100% of the WI under the Lands.

ARTICLE 12 Failure to Drill all of the Earning Wells

12.1 Failure to Drill. In its sole discretion, Noble may elect to drill or not drill the Earning Wells. If Noble has not drilled 10 of the Earning Wells by December 31, 2006, or if Noble has not drilled an additional 10 wells by March 1, 2007 (for a total of 20 wells), (i) Noble’s right to drill additional oil and gas wells on the Assets shall terminate, (ii) Noble’s interest in the Assets shall be confined to the wellbores of the Earning Wells already drilled on the Assets, together with a leasehold interest necessary to produce only the wellbore of the drilled Earning Well, but without the right to drill additional wells on the portion of the Lease so assigned, (iii) Noble’s ownership interest in the Production Infrastructure, as set forth in Section 18.17, shall be confined to that portion of the Production Infrastructure already constructed as of the date it is determined that Noble has not drilled the Earning Wells, and Noble shall assign operation of the Production Infrastructure to Teton, (iv) the contract area under the JOA will be revised to include only the wellbores of the Earning Wells, (v) Noble shall provide Teton copies of any and all information and data that Noble has generated in connection with the drilling of the Earning Wells, and (vi) Noble shall have no further rights with respect to any information and data related in any way to the Assets. In addition, for each Earning Well not drilled on the Assets, Noble agrees to pay Teton $150,000.00 per well, such payment to be made to Teton by wire transfer of immediately available funds on or before January 15, 2007 if Noble fails to drill 10 wells by December 31, 2006, or by March 15, 2007 if Noble has drilled 10 wells by December 31, 2006 but has not drilled an additional 10 wells by March 1, 2007.

ARTICLE 13 Assignment After Drilling all of the Earning Wells

13.1 Assignment. Teton’s assignment of the Assets to Noble shall be made within 15 business days after Noble drills all of the Earning Wells at a time and place mutually agreed to by the Parties (the “Assignment Meeting”). A condition precedent to Teton’s obligations to make the “Assignment” is that Noble shall have drilled all of the Earning Wells pursuant to the terms of this Agreement. At the Assignment Meeting, the following events shall occur, each being a condition precedent to the others and each being deemed to have occurred simultaneously with the others:

A. Teton shall execute, acknowledge and deliver to Noble, an Assignment, Bill of Sale and Conveyance in the form attached as Exhibit D (the “Assignment”) in sufficient counterparts for recording in each county where the Assets are located, conveying the Undivided Interest in the Leases and Assets as of the Effective Time, (i) with a special warranty of real property title by, through and under Teton but not otherwise, and (ii) with all personal property and fixtures conveyed “AS IS, WHERE IS,” with no warranties whatsoever, express, implied or statutory, and (iii) free and clear of all liens and encumbrances created by, through or under Teton.

B. Teton shall execute, acknowledge and deliver to Noble, an assignment on the required governmental forms necessary to convey the Assets to Noble consistent with the terms of the Assignment.

C. Teton and Noble shall take such other actions and deliver such other documents as are contemplated by this Agreement.

ARTICLE 14 Joint Operating Agreement

14.1 Joint Operating Agreement. The Parties agree to conduct all operations on the Lands pursuant to the terms of the AAPL 1989 Model Form Operating Agreement in the form attached as Exhibit C (the “JOA”) and the terms of this Agreement. The JOA will name Noble as the Operator. Except for the apportionment of Well Costs for the Earning Wells as set forth above, the Parties agree to apportion all of the costs incurred in the development of the Lands in accordance with the WI ownership percentages as set forth in the JOA. However, if the JOA conflicts with this Agreement, then, this Agreement shall control to the extent of the conflict. The Parties agree to have three JOAs governing the operation of the Leases, all in form and substance similar to the JOA attached as Exhibit C, except the “Contract Areas” shall differ as follows: one JOA will cover the Grant Complex Area, one JOA will cover the Chundy Complex Area, and one JOA will cover the East Big Springs Complex, as those complexes are described on Exhibit B. If the Parties develop Leases outside those three complexes, the Parties agree to execute additional JOAs in form and substance similar to Exhibit C to govern the operation of those Leases. All references to JOA herein shall be deemed to be to the applicable JOA covering the contract area in question.

ARTICLE 15 Area of Mutual Interest

15.1 Area of Mutual Interest. Effective on the date of the Assignment, the Parties agree to create an Area of Mutual Interest (“AMI”) comprising all of the lands as set forth on Exhibit E. The AMI shall remain in force and effect as to all lands included within the AMI, including any renewal or extension of any Lease, for a period of five years. As used herein a renewal or extension of any Lease means any renewal Lease, extension or new Lease covering all or any portion of, or any interest in, the area covered by an expiring Lease taken before, or taken or contracted for within one year after, the expiration of the predecessor Lease. Thereafter, the Parties agree that the term of the AMI may be extended by the mutual agreement of the Parties. If Noble does not drill the Earning Wells, the AMI will be of no force and effect, and Noble agrees not to acquire any interest within the AMI, or compete with Teton within the AMI until after December 31, 2008.

15.2 Lands within the AMI. During the term of the AMI, if any Party (“Acquiring Party”) acquires, renews or extends any oil and gas lease or any interest therein, any royalties, overriding royalties, minerals, leased mineral interest or any farmout or other contract with respect thereto which affects lands lying within the AMI (“Oil and Gas Interest”), the Acquiring Party shall, in writing, advise the non-acquiring Party (“Offeree”) of such acquisition. The Parties acknowledge that the acquisition of any royalties, overriding royalties and minerals within the boundaries of the AMI will be subject to the terms of the ATEC PSA, and the Parties agree to comply in all respects with the terms of the ATEC PSA. The notice shall include a copy of all instruments of acquisition including, without limitation, copies of the leases, assignments, subleases, title reports and run sheets, farmouts or other contracts affecting the Oil and Gas Interest. The Acquiring Party shall also enclose an itemized statement of the actual costs of the acquisition, which will be equal to 110% of the actual cash amount paid by the Acquiring Party to the lessor, assignor of farmor (collectively “Acquisition Costs”). For the avoidance of doubt, the 110% has been purposefully selected by the Parties with the understanding that the additional 10% will be deemed full compensation and reimbursement for all costs, fees and expenses associated with securing such leases or rights, and that no additional charges will be imposed and expenses incurred by the Acquiring Party in acquiring such Oil and Gas Interest (collectively “Acquisition Costs”). Other than the Teton ORRI as defined below, the Acquiring Party shall not place any additional burdens on the Oil and Gas Interests.

15.3 Interest to be Acquired. The Offeree shall have the right to acquire based on the following percentages:

Noble - 75% WI/60.75%NRI, subject to Section 15.4
Teton - 25% WI plus the Teton ORRI

The acquisition percentages set forth above assume that Noble has drilled the Earning Wells and that Teton has executed the Assignment to Noble. The Parties acknowledge that the Oil and Gas Interests so acquired may be burdened so that Noble may not be able to acquire a 60.75% NRI in such Lease.

15.4 Teton Overriding Royalty Interest. All interests, except Mineral Interests as defined in Section 15.8, acquired within the AMI shall be subject to a reservation of an overriding royalty in favor of Teton equal to the difference between existing leasehold burdens and 19% (the “Teton ORRI). It is the intent of the Parties that Noble receive a 75% WI and 60.75% NRI (an equivalent 81% net revenue interest); however, if and to the extent that the Oil and Gas Interest so acquired is subject to leasehold burdens exceeding 19%, the NRI assigned to Noble will be reduced accordingly and Teton will not reserve the Teton ORRI.

15.5 Mechanics. The Offeree shall have a period of 30 days after receipt of the notice within which to furnish the Acquiring Party written notice of its election to acquire its proportionate interest in the offered Oil and Gas Interest. However, if a well in search of oil or gas is being drilled by a third party within three miles of the offered Oil and Gas Interest, the Offeree shall have 10 days after hand delivery and personal receipt of the notice within which to elect to acquire its proportionate interest in the offered Oil and Gas Interest. In addition thereto, the Acquiring Party shall also (i) furnish the Offeree with the approximate location of the well then being drilled and the name of the Operator or drilling contractor drilling the well, and (ii) specifically advise the Offeree that the Offeree shall have 10 days within which to elect to acquire an interest in the offered Oil and Gas Interest.

15.6 Election. If the Acquiring Party has not received actual written notice of election of the Offeree to acquire its proportionate interest within the 30-day or 10 business day period, as the case may be, such failure shall constitute an election by such Offeree not to acquire its interest in the Oil and Gas Interest. The Offeree accepting the offered Oil and Gas Interest shall be entitled to participate in its undivided percentage of the Oil and Gas Interest so offered. Promptly after the time for the election expires, the Acquiring Party shall invoice the Offeree electing to acquire an interest for its proportionate share of the Acquisition Costs. The Offeree shall promptly reimburse the Acquiring Party for its share of the Acquisition Costs as reflected by the invoice. Upon receipt of such reimbursement, the Acquiring Party shall execute and deliver an appropriate assignment to the Offeree containing a reservation of the Teton ORRI or be made subject to the Teton ORRI. If the Acquiring Party is Noble, they shall, at the same time, also execute an Assignment of Overriding Royalty Interest to Teton of an overriding royalty interest equal to the Teton ORRI. If the Acquiring Party does not receive the amount due from the Offeree within 30 days after receipt by the Offeree of the invoice for its costs, the Acquiring Party may, at its election, give written notice to such delinquent Party that the failure of the Acquiring Party to receive the amount due within 30 days after receipt of such written notice by the delinquent Offeree shall constitute a withdrawal by the delinquent Offeree of its former election to acquire the interest, and the Offeree shall no longer have the right to acquire an interest in the offered Oil and Gas Interest.

15.7 Assignment. Any assignment made by the Acquiring Party shall reserve the Teton ORRI or be made subject to the Teton ORRI, and be made free and clear of any burdens placed thereon by the Acquiring Party (except the Teton ORRI), and with special warranty of title as to matters arising by, through or under the Acquiring Party, but not otherwise. The assignment shall be made and accepted subject to, and each assignee shall expressly assume, its portion of all of the obligations of the Acquiring Party. If the Acquiring Party is Noble, they shall assign to Teton their proportionate share of the Teton ORRI.

15.8 Royalty, Overriding Royalty and Mineral Interests. The Parties acknowledge that the acquisition of any royalties, overriding royalties and minerals (“Mineral Interest”) within the boundaries of the AMI will be subject to the terms of the ATEC PSA, and the Parties agree to comply in all respects with the terms of the ATEC PSA. If either Party does acquire a Mineral Interest in the AMI, it will offer half of the interest so acquired pursuant to Paragraph 6 of the ATEC PSA, with the remaining half to be handled in accordance with the notice, mechanics, election and assignment requirements as spelled out in this Article 15; accordingly, Noble will be offered 75% and Teton will be offered 25% of this remaining one-half interest (or entire interest if ATEC declines) in exchange for each Party’s payment of their proportionate share of the Acquisition Costs.

15.9 Interests Inside and Outside the AMI. If the Oil and Gas Interest covers lands both inside and outside the AMI, the Acquiring Party must offer the entire Oil and Gas Interest both inside and outside the AMI. If the Acquiring Party acquires an Oil and Gas Interest pursuant to two oil and gas leases covering a contiguous mineral interest, part of which lies within the boundaries of the AMI, with one lease being inside the AMI and one lease being outside the AMI, the Acquiring Party shall offer both the oil and gas lease inside the AMI and outside the AMI as part of the Oil and Gas Interest. If each Party acquires its proportionate interest in the offered Oil and Gas Interest, the lands lying outside the AMI will become subject to the JOA and the terms of this Agreement, but the AMI shall not thereby be enlarged. If less than all Parties acquire their proportionate interest in the Oil and Gas Interest, the Oil and Gas Interest so acquired shall not be subject to the terms of this Agreement.

15.10 Separate Interests Offered. If two or more separate Oil and Gas Interests are included in the same notice, the Offeree shall have the separate right of election as to each separate Oil and Gas Interest.

15.11 Merger/Consolidation. The provisions of this AMI shall not apply to (i) acquisitions as a result of merger, consolidation, reorganization, (ii) an acquisition from a parent, subsidiary, or affiliated corporation existing as of the Effective Time, and (iii) sales or acquisitions between partners in a partnership or venturers in a joint venture.

15.12 Acquisitions Before Noble Drills the Earning Wells. In connection with the drilling of the Earning Wells, Noble agrees to use its commercially reasonable efforts to acquire any unleased interest within the applicable drilling and spacing unit for an Earning Well. Such acquired Oil and Gas Interest shall be acquired by the Parties in proportion to their after earning WI in the Leases and Lands - 75% WI Noble - 25% WI Teton. If Noble does not drill all of the Earning Wells and the Assignment is not made, and if Teton so requests, Noble agrees to assign all of its interest in the Oil and Gas Interest and any Mineral Interest so acquired to Teton and Teton agrees to pay Noble 110% of the Acquisition Costs of such interest. If Teton elects not to acquire such interests, Noble shall keep such interest for its own account. With respect to other Oil and Gas Interests and Mineral Interests outside the drilling and spacing unit of the Earning Wells, if Noble makes an AMI acquisition prior to Noble earning its interest by drilling the Earning Wells, Noble shall offer the entire interest to Teton under the provisions of this Article, with Teton having the right to acquire the entire interest at 110% of Noble’s actual cost. If Teton elects to acquire such Oil and Gas Interest and Mineral Interest, the interest so acquired shall become part of the Assets. If Teton makes an AMI acquisition prior to Noble earning its interest by drilling the Earning Wells, Teton will acquire the interest for its own account and, after Noble earns its interest by drilling the Earning Wells, Teton shall offer such acquired Oil and Gas Interest to Noble on the same terms and conditions as set forth in this Agreement.

ARTICLE 16 Liabilities and Obligations

16.1 Apportionment of Liabilities and Obligations. Teton and Noble agree to apportion all liabilities and obligations associated with the ownership and operation of the Assets after the Effective Time as follows: All liabilities and obligations associated with the Assets will be apportioned between the Parties in proportion to their respective cost bearing interests in the Assets prior to all of the Earning Wells being drilled (as set forth in Article 10 above), and after that time, in proportion to their respective WIs in the Assets at the time the liability and/or obligation was incurred, subject to the terms of this Agreement and the JOA. The liabilities and obligations so assumed by Teton shall be referred to as the “Teton Liabilities,” and the liabilities and obligations so assumed by Noble shall be referred to as the “Noble Liabilities.”

A. The Parties agree to apportion liabilities for environmental matters associated with pre-Effective Time oil and gas activities on the Lands (“Environmental Matters”) as follows: Teton agrees to indemnify Noble for any Losses related to an Environmental Matters if Noble gives Teton written notice on or before December 29, 2006 at 5:00 p.m. MST of a violation of an environmental law at a particular site, together supporting documentation, describing the violation in detail (the “Environmental Notice”). A condition precedent to Teton’s indemnification obligation in this subsection A. is timely receipt of the Environmental Notice. If Teton disputes whether the Environmental Matter described in the Environmental Notice is a violation of an environmental law, the Parties agree to submit such dispute to binding arbitration to be conducted by the Judicial Arbiter Group (“JAG”) in Denver using the AAA commercial arbitration rules. If the Environmental Notice is timely received and not contested, the Environmental Matter described in the Environmental Notice, and only the Environmental Matters described in the Environmental Notice, shall be deemed to be part of the Teton Liabilities. The Parties agree that Teton’s indemnification of Noble for such Environmental Matters shall not (i) obligate Teton to remediate or clean up the site giving rise to the violation of environmental law, (ii) create any rights in third parties; and shall not be construed as an admission of liability by either Party. The Parties agree that Teton will only indemnify Noble for the specific sites identified in the Environmental Notices; and, except for the sites identified in the Environmental Notices, Teton will not indemnify Noble for any pre-Effective Time environmental liability related to oil and gas activities on the Lands.

16.2 Indemnification/Release. “Losses” shall mean any actual losses, costs, expenses (including court costs, reasonable fees and expenses of attorneys, technical experts and expert witnesses and the cost of investigation), liabilities, damages, demands, suits, claims, and sanctions of every kind and character (including civil fines) arising from, related to or reasonably incident to matters indemnified against; excluding however, any special, consequential, punitive or exemplary damages, diminution of value of an Asset, loss of profits incurred by a Party hereto or Loss incurred as a result of the indemnified Party indemnifying a third party. After the Closing, the Parties shall indemnify each other as follows:

A. Teton’s Indemnification of Noble. Teton assumes all risk, liability, obligation and Losses in connection with, and shall defend, indemnify, and save and hold harmless Noble, its officers, directors, employees and agents, from and against all Losses which arise from or in connection with the Teton Liabilities.

B. Noble’s Indemnification of Teton. Noble assumes all risk, liability, obligation and Losses in connection with, and shall defend, indemnify, and save and hold harmless Teton, its respective officers, directors, employees and agents, from and against all Losses which arise from or in connection with the Noble Liabilities.

C. No Insurance/Subrogation. The indemnifications provided in this Agreement shall not be construed as a form of insurance. Teton and Noble each hereby waive for themselves, their respective successors or assigns, including, without limitation, any insurers, any rights to subrogation for Losses for which each of them is respectively liable or against which each respectively indemnifies the other, and, if required by applicable policies, Teton and Noble shall obtain waiver of such subrogation from their respective insurers

D. Release. Noble shall be deemed to have released Teton at Closing from any Losses for which Noble has agreed to indemnify Teton hereunder, and Teton shall be deemed to have released Noble at the Closing from any Losses for which Teton has agreed to indemnify Noble hereunder.

ARTICLE 17 Rentals

17.1 Rentals. Teton agrees to retain the obligation to pay all of the leasehold rental obligations related to the Leases through March 31, 2007. If Noble drills the Earning Wells and receives the Assignment, Noble, as the operator under the JOA, and Noble agrees to assume the obligation to pay all leasehold rental obligations pursuant to the terms of the Leases. Contemporaneously with the execution of the Assignment, Noble agrees to reimburse Teton for its proportionate share (75% WI) of the rentals paid by Teton for the period of time from the Effective Time forward. Teton shall use its good faith efforts to make all leasehold rental payments attributable to the Leases from the Effective Time through the anticipated date of execution of the Assignment, but Teton shall incur no liability whatsoever for any mispayment of the leasehold rental obligations.

ARTICLE 18 Miscellaneous

18.1 Assignment. Prior to drilling all of the Earning Wells, Noble may not assign its interest in this Agreement, without the express written consent of Teton, which may be withheld for any reason or no reason. After drilling the Earning Wells, Noble may assign or transfer its interest in and to this Agreement, but any such assignment or transfer shall nevertheless be void unless it is made expressly subject to this Agreement. At any time, Teton may assign its interest in this Agreement, but any such assignment or transfer shall nevertheless be void unless it is made expressly subject to this Agreement. The terms of this Agreement shall be binding upon and inure to the benefit of each Party’s respective successors and assigns.

18.2 Relationship of the Parties. With respect to this Agreement, each Party shall not be considered the agent, partner, employee or fiduciary of any other Party, nor shall this Agreement be construed as creating a mining partnership or other partnership or association. Each Party shall be responsible only for its obligations as provided in this Agreement and shall be liable only for its proportionate share of the costs of performing its obligations under this Agreement. All of the obligations and liabilities under this Agreement shall be several and not joint or collective. Unless the Parties so elect under the terms of the JOA, the Parties elect not to be treated as a partnership under the Internal Revenue Code of 1986 or under any Income Tax Laws of the State of Nebraska or Colorado, and specifically elect to be excluded from all such provisions hereof.

18.3 Compliance with Laws. This Agreement and all operations hereunder shall be subject to all valid and applicable Federal and State laws, and all valid and applicable orders, laws, rules and regulations of any Federal or State authority having jurisdiction, but nothing contained herein shall be construed as a waiver of any right to question or contest any such law, order, rule or regulation in any forum having jurisdiction within the premises.

18.4 Notices. All notices, reports or information to be furnished or given hereunder shall be deemed given when received by facsimile, overnight courier, personal delivery or U.S. mail at the following addresses unless notified by the Parties in writing to the contrary:

Teton Energy Corporation
1401 17th Street, Suite 1000
Denver, Colorado 80202
Attn: Karl F. Arleth
(303) 565-4600
Fax (303) 565-4606

Noble Energy, Inc.
1625 Broadway, Suite 2000
Denver, Colorado, 80202
Attn: Gary W. Willingham
(303) 389-3600
Fax: (303) 595-7411

18.5 Headings. The heading of the paragraphs and/or sections of this Agreement are for convenience only and shall not control or affect the meaning or construction of the terms and provisions hereof.

18.6 Mutuality. The Parties acknowledge and declare that this Agreement is the result of extensive negotiations between themselves. Accordingly, if there is any ambiguity in this Agreement, there shall be no presumption that this instrument was prepared solely by either Party.

18.7 Entire Agreement. This Agreement constitutes the entire understanding among the Parties, their respective partners, members, trustees, shareholders, officers, directors and employees with respect to the subject matter hereof, superseding all negotiations, prior discussions and prior agreements and understandings relating to such subject matter.

18.8 Counterparts/Facsimile Signatures. This Agreement may be executed by the Parties in any number of counterparts, each of which shall be deemed an original instrument, but all of which together shall constitute but one and the same instrument. Facsimile signatures are considered binding.

18.9 Governing Law. This Agreement shall be governed, construed and enforced in accordance with the laws of the State of Colorado. The exclusive venue for the resolution of any dispute hereunder shall be the state and federal courts located in Denver, Colorado.

18.10 Exhibits. The Exhibits referred to in this Agreement are hereby incorporated in this Agreement by reference and constitute a part of this Agreement.

18.11 Expenses. All fees, costs and expenses incurred by a Party in negotiating this Agreement or in consummating the Transaction shall be paid by the Party incurring the same, including, without limitation, engineering, land, title, legal and accounting fees, costs and expenses.

18.12 Confidentiality. The Parties agree to keep the terms of this Agreement confidential, except as disclosure may be required by applicable law, rules and regulations of governmental agencies or stock exchanges. If a Party (“Disclosing Party”) is required by any court or legislative or administrative body (by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process) to disclose any Confidential Information or Notes, the Disclosing Party shall provide the other Party (the “Other Party”) with prompt notice of each such requirement in order to afford Other Party an opportunity to seek an appropriate protective order and/or waive the Disclosing Parties’ obligation to comply with the provisions of this Agreement. Further, if in the absence of a protective order or the receipt of waiver hereunder, Disclosing Party is, in the opinion of its counsel, compelled to disclose Confidential Information or Notes (under penalty of contempt or other censure), Disclosing Party may disclose only the request Confidential Information and Notes in response to such process without liability hereunder, provided, however, that Disclosing Party shall take all practicable measures to assure that, to the extent possible, confidential treatment will be accorded to any such Confidential Information or Notes disclosed.

18.13 Further Assurances. The Parties agree to execute, acknowledge and deliver any additional instruments, agreements or other documents and to do any other acts and things which may by necessary to more fully and effectively accomplish the intent of the Parties as set forth in this Agreement.

18.14 No Third-Party Beneficiaries. This Agreement is intended to benefit only the Parties hereto and their respective permitted successors and assigns.

18.15 Force Majeure. If any Party is rendered unable, in whole or in part, by Force Majeure to carry out its obligations under this Agreement, other than the obligation to make money payments, that Party shall give to all other Parties prompt written notice of the Force Majeure with reasonably full particulars concerning it; thereupon, the obligations of the Party giving the notice, insofar as it is affected by the Force Majeure, shall be suspended during, but no longer than, the continuance of the Force Majeure. The affected Party shall use all reasonable diligence to remove the Force Majeure situation as quickly as practicable. The requirement that any Force Majeure shall be remedied with all reasonable dispatch shall not require the settlement of strikes, lockouts, or other labor difficulty by the Party involved, contrary to its wishes; the manner in which such difficulties are handled shall be entirely within the discretion of the Party concerned. The term “Force Majeure,” shall mean an act of God, strike, lockout, or other industrial disturbance, act of public enemy, war, blockade, public riot, lightning, fire, storm, flood, explosion, governmental action or inaction, governmental delay or restraint, unavoidable administrative delay, and any other cause, other than financial, whether of the kind specifically enumerated above or otherwise, which is not reasonably within the control of the Party claiming suspension. Failure to obtain a permit to be used in connection with drilling the Earning Wells in a timely manner, unavailability of drilling rigs, equipment or materials used in connection with drilling the Earning Wells shall not be considered events of Force Majeure.

18.16 Survival/Time of the Essence. The representations set forth in Sections 4.6, 4.7 and 4.8 shall not survive Closing, and a claim for a breach of those representations must be made by Noble on or before Closing. The remaining representations set forth in Article 4 and Article 5 shall survive the Closing without limitation as to time. Time shall be considered of the essence when interpreting this Agreement.

18.17 Gathering System/Gas Marketing. After Closing, and pursuant to the terms of the JOA, the Parties agree to (i) jointly construct the gathering system and all other infrastructure necessary to gather the Hydrocarbons produced from the Assets and transport it to market, and dispose of any produced waters (collectively, the “Production Infrastructure”) and (ii) to bear the costs of such Production Infrastructure 75% Noble - - 25% Teton. The Parties agree to market all of the Hydrocarbons pursuant to the terms of the JOA, unless the Parties enter into a mutually acceptable retail or interstate gas marketing agreement.

18.18 Right of First Offer. If a Party to this Agreement wishes to sell or otherwise divest all or part of its interest in the Lands (“Selling Party”), the Selling Party shall give notice to the other Party (the “Offer Party”), of the terms and conditions under which it is willing to divest such interests. The Offer Party shall have a period of 10 business days after receipt of the notice to purchase the offered interest for the consideration and under the terms and conditions stated in the notice from the Selling Party. If the Offer Party elects to purchase the offered interest that Party shall purchase all of such interests. If the Offer Party elects not to acquire such offered interest, or fails to elect, then the Selling Party shall be free to divest such interests on terms equal to or greater than those offered to the Offer Party. If the Selling Party does not divest such interest within 90 days of offering same to the Offer Party or decreases the terms or materially changes the terms and conditions of the trade, the Selling Party shall give notice to the Offer Party of the changes and the Offer Party again shall have a period of 10 business days to evaluate those terms and conditions and notify the Selling Party of its decision to acquire or not acquire such interest.

18.19 Press Releases. The Parties acknowledge that Teton will be making a press release after the execution of this Agreement. Teton agrees to provide Noble a draft of such press release on or before two business days prior to its scheduled release date for Noble’s consent, such consent not to be unreasonably withheld. Thereafter, until the Earning Wells have been drilled, either Party may make a press release at any time regarding the Transaction, provided however, that the Party making the press release shall provide the other Party a draft of such press release two business days prior to the scheduled release of the press release for that Party’s consent, such consent not to be unreasonably withheld. The Parties agree to grant consent to the other Party’s press release if the substance of the press release is the same as the substance of any related filing made with the SEC. After the Earning Wells have been drilled, either Party may make a press release regarding the development of the Leases and Lands without the consent of the other Party. The Party making the press release agrees to provide the other Party with a copy of the final press release contemporaneously with its release to the public.

IN WITNESS WHEREOF, this Agreement has been duly executed on the dates set forth in the acknowledgments below.

Teton Energy Corporation

By: ___________________________________
Patrick A. Quinn, Chief Financial Officer

Noble Energy, Inc.

By: ____________________________________
Name: Charles D. Davidson, President and
            Chief Executive Officer

ACKNOWLEDGMENTS

STATE OF COLORADO	)
CITY AND	) ss.
COUNTY OF DENVER	)

The foregoing instrument was acknowledged before me this 28th day of December 2005 by Patrick A. Quinn, as Chief Financial Officer of Teton Energy Corporation, a Delaware Corporation, on behalf of said corporation.

Witness my hand and official seal.
My commission expires: ______________

Notary Public

STATE OF TEXAS	)
CITY AND	) ss.
COUNTY OF HARRIS	)

The foregoing instrument was acknowledged before me this __ day of December 2005 by Charles D. Davidson, President and Chief Executive Officer of Noble Energy, Inc., a Delaware Corporation, on behalf of said corporation.

Witness my hand and official seal.
My commission expires: ______________

Notary Public